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                                                                    Exhibit 99.1

                              FORBEARANCE AGREEMENT
                         (GENESIS HEALTH VENTURES, INC.)

         FORBEARANCE AGREEMENT, dated as of March 20, 2000, (this "Forbearance Agreement") among Genesis Health Ventures, Inc., certain Subsidiaries thereof, Mellon Bank, N.A. as Administrative Agent, Issuer of Letters of Credit, Collateral Agent and Synthetic Lease Facility Agent, Citicorp USA, Inc. as Syndication Agent, First Union National Bank as Documentation Agent, Bank of America, N.A. as Syndication Agent, and the Lenders and Secured Parties referred to below.

         Reference is made to that certain Fourth Amended and Restated Credit Agreement, dated as of August 20, 1999, among Genesis Health Ventures, Inc., certain Subsidiaries thereof, Mellon Bank, N.A. as Administrative Agent and Issuer of Letters of Credit, First Union National Bank as Documentation Agent, Citicorp USA, Inc. as Syndication Agent, Bank of America, N.A. as Syndication Agent and the Lenders referred to therein (the "Credit Agreement") and to the other Loan Documents entered into in connection therewith. Capitalized terms not otherwise defined herein are used as defined in the Credit Agreement, the Collateral Agency Agreement referred to therein or in the other Loan Documents referred to therein.

         WHEREAS, a meeting was held on March 14, 2000 in which Genesis presented certain information and plans (the "Presentation") to the Lenders and other Secured Parties including, among other things, that it wishes to restructure certain of its Indebtedness and that there is a possibility that it will be unable to make certain payments on Indebtedness due to the Lenders and other Secured Parties on a timely basis;

         WHEREAS, the Borrowers have requested an opportunity to more fully develop and effect certain proposals discussed at that meeting;

         WHEREAS, the Lenders and other Secured Parties are willing to accede to the request of the Borrowers under the circumstances referred to below on the terms and conditions set forth below;

         NOW THEREFORE, the undersigned hereby agree as follows:

         1. Definitions. The following terms shall have the meanings specified herein.


            a. "Forbear" means to refrain from accelerating the Loans or other Obligations or exercising remedies, whether arising by contract, at law or in equity, under the Loan Documents or otherwise, against the Borrowers or Collateral or Additional Security or withdrawing or freezing funds in deposit or other accounts pursuant to set-off rights, rights to charge such accounts or other similar rights, whether arising under the Loan Documents (including
Section 1.6(c) (Authorization to Charge Accounts) or 12.18 (Set-Off) of the Credit Agreement) or otherwise or taking similar action or demanding that the Borrowers comply with


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Section 9.2(a)(iii) of the Credit Agreement (but does not preclude cash management functions and usual and customary payments made in connection therewith).

            b. "Specified Defaults" means the occurrence or existence of any Defaults or Events of Default (or similar terms under any Loan Documents) arising out of any of the following events or conditions:

               (i) the failure of the Borrowers to pay any principal or interest on the Loans (as more fully set forth in Sections 9.1(a) and (b) of the Credit Agreement);

               (ii) the failure of the Borrowers to generally pay debts as they mature, or pay any subordinated obligations, Synthetic Lease Facility obligations or other Indebtedness or otherwise default under any such Indebtedness (including, without limitation, events referred to in Section 9.1(g)(i), (iii) or (iv) of the Credit Agreement unless such events constitute a separate Event of Default under the Credit Agreement by virtue of a provision other than Section 9.1(g), in each case so long as the holders of the subordinated obligations, the Synthetic Lease Facility obligations or other Indebtedness do not take any action to enforce remedies against the Borrowers or collateral, if any;

               (iii) any default in the financial covenants set forth in Article 7 of the Credit Agreement;

               (iv) any Event of Default solely by reason of Section 9.1(j) of the Credit Agreement (Material Adverse Effect) already disclosed to the Lenders in writing or in the Presentation;

               (v) the failure of the Borrowers to provide cash collateral in connection with Letters of Credit (i.e., as existing or extended) pursuant to
Section 3.1(h) and 9.2(a) (iii) of the Credit Agreement;

               (vi) the failure to pay any commitment fees, Letter of Credit fees, the Administrative Agent's regular fees and similar fees (but not the failure to pay costs and expenses);

               (vii) any Event of Default that has occurred or may occur under either the Pledge Agreement or the Security Agreement solely as such defined term relates to a Default or Event of Default under the Credit Agreement or any other Loan Document that constitutes a Specified Default as set forth above; and

               (viii) any failure by any of the Loan Parties to perform its obligations under the Loan Documents which failure constitutes a Specified Default referred to in clauses (i) through (vii) above.

         2. Forbearance and Waiver.

            a. Subject to the provisions of Section 5 (Conditions/Additional Undertakings) below, the undersigned in their capacity as Lenders direct the Administrative


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Agent, and the Administrative Agent agrees to accept and follow such direction, to Forebear through May 19, 2000, notwithstanding any Specified Defaults.

            b. Subject to the provisions of Section 5 (Conditions/Additional Undertakings) below, the undersigned in their capacity as Secured Parties, direct the Collateral Agent, and the Collateral Agent agrees to accept such direction, to Forbear through May 19, 2000, notwithstanding any Specified Defaults.

            c. Subject to the provisions of Section 5 (Conditions/Additional Undertakings) below, each of the undersigned in their capacity as Lender, a Swap Party or other Secured Party, hereby agree to Forbear through May 19, 2000, notwithstanding any Specified Defaults.

            d. Subject to the provisions of Section 5 (Conditions/Additional Undertakings) below, each of the undersigned in their capacity as a Lender, hereby agree to waive the imposition during the period commencing on the date of this Forbearance Agreement and ending on May 19, 2000 of the Default Rate in connection with any Specified Default.

            e. Subject to the provisions of Section 5 (Conditions/Additional Undertakings) below, and notwithstanding the Borrowers' failure to satisfy each of the conditions set forth in Section 4.2 (Conditions to Each Loan and Issuance of Each Letter of Credit) of the Credit Agreement, each of the undersigned in their capacity as a Lender, hereby agrees that the Issuer of Letters of Credit may (but is not required to) issue extensions of existing Letters of Credit (in a face amount no greater than the face amount of the existing Letters of Credit) for the period commencing on the date hereof and ending on May 19, 2000 notwithstanding any Specified Default.

            f. Subject to the provisions of Section 5 (Conditions/Additional Undertakings) below, each of the undersigned in their capacity as a Lender, hereby agrees that the Borrowers shall not be required to maintain Interest Rate Hedging Agreements pursuant to Section 6.12 (Interest Rate Hedging Agreements) of the Credit Agreement for the period commencing on the date hereof and ending on May 19, 2000.

         3. Certain Limitations. To eliminate any uncertainty, it is expressly understood and agreed that the Administrative Agent and the Collateral Agent may take any action granted to any of them under law or contract (including, without limitation, acceleration, foreclosure on Collateral and Additional Security and set-off),

            a. after May 19, 2000,

            b. in connection with any event or condition (including, without limitation, a filing of a petition in bankruptcy as referred to in section 9.1(n) of the Credit Agreement, a violation of the Indebtedness or Lien covenants set forth in Sections 8.1 and 8.2 of the Credit Agreement or the entry of a judgment referred to in Section 9.1(h) of the Credit Agreement) other than a Specified Default or

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            c. if any of the events or conditions in Section 5 (Conditions/
Additional Undertakings) below are not satisfied on a timely basis.

         4. Not a Waiver. THIS AGREEMENT DOES NOT SERVE AS A WAIVER OF ANY DEFAULTS OR EVENTS OF DEFAULT WHICH MAY NOW OR HEREAFTER EXIST and, except as expressly provided above to the contrary for the period specified, the Secured Parties reserve any and all rights and remedies under the Loan Documents and other Senior Credit Documents, at law or in equity, in connection with such Defaults or Events of Default. Without limiting the generality of the foregoing, the Borrowers acknowledge and agree that:

            a. from and after the date that the Borrowers default in any payment obligations under the Loan Documents or there otherwise exists an Event of Default, without limiting the generality of Section 1.8(b) of the Credit Agreement, the Borrowers shall no longer be entitled to elect the LIBO Rate option for Loans and the Lessees shall no longer be entitled to elect a LIBO Rate option (or similar option) under the Synthetic Lease Facility, such prohibition to take place automatically without notice from the Administrative Agent or Synthetic Lease Facility Agent, which notice is hereby waived and

            b. in connection with any default in payment of any of the Obligations, Genesis will, and the Administrative Agent may, send notice to any and all trustees under subordinated debt instruments of any of the Borrowers stating that there has been a "Payment Default" or similar term and that the trustee and bond holders may not accept any payment from the Borrowers.

No delay or failure on the part of the Secured Parties to exercise any right or remedy hereunder or under the Senior Credit Documents shall operate as a waiver thereof, and no single or partial exercise of any right or remedy hereunder or thereunder shall preclude other or further exercise thereof or the exercise of any other right or remedy. No action or forbearance by the Secured Parties shall be construed to constitute a waiver of any of the provisions hereof or thereof.



         5. Conditions/Additional Undertakings.

            a. Attached hereto as Exhibit A are the conditions precedent to the effectiveness of this Forbearance Agreement (other than the provisions set forth in Section 6 (Additional Provisions Relating to Synthetic Lease) below). Upon satisfaction of the conditions on said Exhibit A, the provisions of Section 2 above (Forbearance and Waivers) and all other provisions of this Forbearance Agreement shall be effective excepting only the provisions of said Section 6, which shall become effective when and if the conditions specified in said
Section 6 are satisfied. The lack of effectiveness of any provisions set forth in Section 6 below shall not affect the validity or enforceability of any other terms hereof.

            b. Attached hereto as Exhibit B are the conditions subsequent to the continued effectiveness of this Forbearance Agreement through May 19, 2000. If any of the conditions set forth on Exhibit B are not satisfied by the dates specified on said Exhibit B, then


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the obligations set forth in Section 2 (Forbearance and Waivers) above shall immediately terminate without notice on May 20, 2000 or, if earlier for any reason, upon written notice to the Borrowers given in accordance with the terms of the Credit Agreement.

            c. If at any time the forbearance agreement with Multicare should be terminated, the obligations set forth in Section 2 (Forbearance and Waivers) above shall immediately terminate without notice

         6. Additional Provisions Relating to Synthetic Lease.

            a. At such time as the Required Participants (as such term is defined in the Synthetic Lease Facility documents) execute counterpart signature pages hereto the following additional provisions shall become effective:

               (i) Subject to the provisions of Section 5 (Conditions/Additional Undertakings) above, the undersigned in their capacity as participants in the Synthetic Lease Facility, direct the Synthetic Lease Facility Agent, and the Synthetic Lease Facility Agent agrees to accept such direction, to Forbear through May 19, 2000, notwithstanding any Specified Defaults.

               (ii) Subject to the provisions of Section 5 (Conditions/ Additional Undertakings) above, without limiting any of their other rights and remedies under the Synthetic Lease Facility, the Lenders under the Synthetic Lease Facility which are parties hereto, hereby agree that so long as Borrowers shall continue to observe and perform their respective obligations hereunder, an Event of Default under the Credit Agreement shall not be deemed to be a Lease Event of Default under the Synthetic Lease Facility. This waiver shall in no way constitute a waiver of any other Lease Events of Default or any other matters under to the Synthetic Lease Facility.

At such time as the Required Participants execute and deliver counterpart signature pages to this Forbearance Agreement, subject to the provisions of
Section 5 above, the term "Specified Default" shall automatically be modified to delete the period at the end thereof and replace it with "; and" and the following language:

               "(ix) any Event of Default that has occurred or may occur under the Synthetic Lease Facility solely as such defined term relates to a Default or Event of Default under the Credit Agreement or any other Loan Document that constitutes a Specified Default as set forth above."

            b. At such time as all of the SLF Parties execute counterpart signature pages hereto the following additional provision shall become effective:

               (i) Subject to the provisions of Section 5 (Conditions/Additional Undertakings) above, each of the undersigned in their capacity as a participant in the Synthetic Lease Facility, hereby agree to waive the imposition during the period

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commencing on the date of this Forbearance Agreement and ending on May 19, 2000 of the Overdue Rate in connection with any Specified Default.

At such time as all of the SLF Parties execute and deliver counterpart signature pages to this Forbearance Agreement, subject to the provisions of Section 5 above, the term "Specified Default" shall automatically be further modified to delete the period at the end thereof and replace it with "; and" and the following language:

               "(x) the failure of the Borrowers to pay any Basic Rent under the Synthetic Lease Facility."

         7. Release. As a material inducement to the Secured Parties to enter into this Forbearance Agreement, the Borrowers and each of them (A) do hereby remise, release, acquit, satisfy and forever discharge the Secured Parties and all of their past, present and future officers, directors, employees, agents, attorneys, representatives, participants, heirs, successors and assigns, from any and all manner of debts, accountings, bonds, warranties, representations, covenants, promises, contracts, controversies, agreements, liabilities, obligations, expenses, damages, judgments, executions, actions, claims, demands and causes of action of any nature whatsoever, whether at law or in equity, which any of the Borrowers has by reason of any matter, cause or thing, from the beginning of the world to and including the date of this Forbearance Agreement with respect to any matters, transactions, occurrences, agreements, actions, or events arising out of, in connection with or relating to the Loan Documents and other Senior Credit Documents; and (B) do hereby covenant and agree never to institute or cause to be instituted or continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against the Secured Parties, or any of their past, present or future officers, directors, employees, agents, attorneys, representatives, participants, heirs, successors or assigns, by reason of or in connection with any of the foregoing matters, claims or causes of action. The Borrowers expressly acknowledge and agree that the waivers, estoppels and releases contained in this Forbearance Agreement shall not be construed as an admission of wrongdoing, liability or culpability on the part of any of the Secured Parties or the existence of any claims of the Borrowers against any of the Secured Parties.

         8. Governing Law. This Forbearance Agreement shall for all purposes be governed by and construed and enforced in accordance with the substantive law of the Commonwealth of Pennsylvania without giving effect to the principles of conflict of laws.

         9. Future Negotiations. The parties hereto acknowledge and agree that
(A) the Secured Parties have not agreed to and have no future obligation whatsoever to discuss, negotiate or agree to any restructuring of the Borrowers' obligations with respect to the Loan Documents, the other Senior Credit Documents or any of them, or any modification, amendment, restructuring or reinstatement of the Senior Credit Documents or, except as expressly provided in this Forbearance Agreement, to forbear from exercising its rights and remedies under the Senior Credit Documents, (B) if there are any future discussions among the Secured Parties and the Borrowers concerning any such restructuring, modification, amendment or reinstatement, then no restructuring, modification, amendment, reinstatement, compromise, settlement, agreement or understanding with respect to the Borrowers' obligations with respect to the Loan Documents or other Senior Credit Documents, or any of them, or any aspect thereof, shall constitute a legally

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binding agreement or contract or have any force or effect whatsoever unless and until reduced to writing and signed by authorized representatives of all parties, and that none of the parties hereto shall assert or claim in any legal proceedings or otherwise that any such agreement exists except in accordance with the terms of this Section 9.

         10. Ratification. Except to the extent and for the period hereby waived or modified, the Credit Agreement, the Synthetic Lease Facility and each of the Senior Credit Documents is hereby confirmed and ratified in all respects.

         11. Counterpart Signatures. This Forbearance Agreement may be executed in any number of counterparts, each of which will constitute an original and all of which together shall constitute one instrument. A faxed copy of a signature page shall serve as the functional equivalent of a manually-executed copy for all purposes.

         12. Payment of Fees. The Administrative Agent shall allocate the forbearance fee referred to in paragraph 2 of Exhibit A hereto among those Secured Parties who sign and deliver a counterpart signature page in the manner and time set forth in paragraph 1 of said Exhibit A on a pro rata basis, based on the amount of the Obligations owing to them. The Administrative Agent's records shall be conclusive for the purposes hereof.

         13. Capacity of Signing Parties. Each of the undersigned Secured Parties signs this in its capacity as a Lender and as a participant in the Synthetic Lease Facility, if applicable, and in any other capacity as a Secured Party except that unless and until the Required Participants execute and deliver counterpart signature pages hereto, Mellon Bank, N.A. shall not be deemed to sign in its capacity as Synthetic Lease Agent and the Borrowers acknowledge and agree that Mellon Bank, N. A. in its capacity as the Synthetic Lease Agent under those circumstances is not bound by the terms hereof and may act in contravention with the terms hereof.


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         IN WITNESS WHEREOF, the undersigned, intending to be legally bound, hereby signs as of the date first above written.


                                     -----------------------------------
                                       Name of Financial Institution(1)



                                     -----------------------------------
                                     By:
                                     Name:
                                     Title:



                                     GENESIS HEALTH VENTURES, INC.,
                                     for itself and each of the Borrowers under the Credit Agreement



                                     -----------------------------------
                                     By:
                                     Name:
                                     Title:



----------------
(1) Subject to Section 13, signing in all applicable capacities as Secured Parties, whether as Administrative Agent, Lender or otherwise.

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                                    Exhibit A

                            To Forbearance Agreement

                              Conditions Precedent



1. Execution of this Forbearance Agreement by (a) the Borrowers, or by Genesis on behalf of the Borrowers, (b) the Required Lenders, (c) the Required Secured Parties, (d) the Administrative Agent, and (e) the Collateral Agent and return of counterpart signature pages by each to Drinker Biddle & Reath LLP (to the attention of Jill Bronson) by actual delivery at One Logan Square, 18th and Cherry Street, Philadelphia, PA 19103 or by facsimile transmission (facsimile number: 215-988-2757) no later than 5:00 p.m. (Eastern Standard Time) on March 20, 2000.(2)

2. Upon satisfaction of the condition precedent contained in the immediately preceding paragraph, payment of an irrevocable and nonrefundable fee to the Administrative Agent in immediately available funds for the benefit of each of the Secured Parties that signs and returns a counterpart to this Forbearance Agreement in the time and manner specified in paragraph 1 above. Such fee shall be in an amount equal to $667,000.

3. Payment of costs and expenses of the Administrative Agent, the Synthetic Lease Facility Agent and the Collateral Agent including, without limitation, counsel and financial consultant fees.

4.   Effectiveness of a forbearance agreement for Multicare.



----------------
(2) For purposes of paragraphs 1 and 2 of this Exhibit A, the Administrative Agent, in its sole and absolute discretion, is authorized to extend the deadline set forth in paragraph 1 above for a period not to exceed 2 Business Days and any such action on the part of the Administrative Agent shall be conclusive and binding for all purposes.

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                                    Exhibit B

                            To Forbearance Agreement

                              Conditions Subsequent
                              ---------------------



1. A financial advisor (that is not the same as the Multicare financial advisor), reasonably acceptable to the Agents (the "Genesis Financial Advisor"), shall be retained by Genesis no later than March 24, 2000. The Agents and Policano and Manzo, financial advisor to the Administrative Agent, shall be given the opportunity to discuss (by phone or in person) the affairs of the Borrowers with the Genesis Financial Advisor from time to time upon reasonable request.

2. Policano and Manzo shall be given full access to the financial records and to the management of the Borrowers and the Borrowers shall comply with the requests made by Policano and Manzo in the letter attached hereto as Annex 1 to Exhibit B.

3. The Borrowers shall cooperate with the Collateral Agent in all remaining aspects of obtaining and perfecting the Additional Security. Without limiting the generality of the foregoing, the Borrowers will provide second Liens on the property subject to the Synthetic Lease Facility (to the extent that the necessary consents have been or can be obtained) no later than March 24, 2000. Each of the Borrowers agrees that this undertaking is a material inducement to the forbearance provided herein and but for this undertaking the Secured Parties would be unwilling to agree to the terms of this Forbearance Agreement. Further, the Borrowers agree that the value to the Borrowers of the undertakings of the Secured Parties herein is at least equal or greater than the value of this undertaking.

4. No later than April 14, 2000, Genesis shall present to the Secured Parties, a proposed plan of reorganization of its capital structure which proposal shall be shared, in preliminary form, with the Agents at least one Business Day prior thereto. The plan will have specific target dates by which certain actions will be completed. Completion of the specified actions by the specified target dates shall be additional conditions incorporated herein by reference.

5. Concurrent with the actions specified in the preceding item #4, Genesis shall develop a contingency plan. Genesis will provide information to the Agents on a regular basis as to the development of such plan and, at the request of the Agents, will present the same to the Secured Parties.




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